                                                                    EXHIBIT 99.1

                                           living our values, vision and mission
                                                every day to provide world-class
                                                               customer service.

[CITIZEN & NORTHERN CORPORATION LOGO]

athens. dushore. east smithfield. elkland. knoxville. laporte. liberty mansfield. monroeton. muncy. ralston. sayre. tioga. towanda troy. wellsboro. williamsport. wysox

                                  Member FDIC/An Equal Housing Lender
                                                Stock Symbol: CZNC.OB

                                                     www.cnbankpa.com

                                                          2003 annual highlights
                                                  CITIZEN & NORTHERN CORPORATION

2003 annual highlights                                                         1

a message to our SHAREHOLDERS

     Where did 2003 go? The pace of business and the changes in banking continue to accelerate as more opportunities and challenges seem to arise almost daily. Our on-going efforts to broaden our market share, coupled with the massive number of mortgage refinancings due to the low interest rate environment have kept us extremely busy. As 2004 unfolds, we expect that the opportunities will be different but equally exciting. We have two major initiatives under way that will both come to fruition in 2004: the selection and conversion to a new core processing system, which will include a document imaging process and other technological enhancements; and our continued expansion into the Lycoming County market.

     As the national economy continues its recovery from the brief recession of 2000-2001, we should see positive economic improvement in our market. As we plan the Asset/Liability strategy for 2004, it has been tempting to look at how interest rates have historically behaved in past presidential election years. Typically, the Federal Reserve's interest rate strategy during such times has been to keep interest rates unchanged or to lower rates if there did not appear to be a risk of inflation. This recovery has been somewhat unusual in that employment has not recovered as quickly as the economy, thus the inflationary pressures that usually accompany a recovery have not emerged. In fact, the Federal Reserve has been more concerned with deflation as some commodity prices dropped. We expect that interest rates will remain stable, barring any major and unexpected events, until the second half or last quarter of 2004.

     With interest rates at low levels and the business outlook improving, the equity market delivered a double-digit return last year. The growth in the equity market is expected to continue through 2004, which should be good news for investors, investment management and pension funds. Citizens & Northern is well positioned with our Trust and Financial Management Group and our broker/dealer program to provide our clients with the advice and planning they require to take advantage of the potential equity returns.

from Craig G. Litchfield, Chairman, President and CEO

[PHOTO OF CRAIG G. LITCHFIELD]

                             CONTINUOUS IMPROVEMENT

     Over the past years, I have used this forum as a platform to present and frame our corporate mission, vision and values (you will find these statements expressed elsewhere in this edition of our Annual Highlights). The mission, vision and values have not changed and continue to provide the focus and direction for all that we do. We have made great progress over the past several years as we inculcate a passion for delivering exceptional quality service on a consistent and unwavering basis throughout our organization. As this process has progressed, we have realized that in many cases we do deliver exceptional quality service, but in other cases the level of delivery is only satisfactory. Satisfactory and good is not good enough. The senior team of C&N has adopted a doctrine of "Continuous Improvement," which requires that we identify where we fall short and then develop plans and methods to raise the satisfactory to exceptional.

     We believe that due to the successes of the past, we could all become complacent and lose a sense of urgency to improve and seek even better results. Complacency is the enemy of future success. At C&N complacency will not prevail and we will not wait for something to break before we fix it. Thus Continuous Improvement is a doctrine that will guide us all as we seek to build client loyalty, not just client satisfaction.

                   OUR ORGANIZATIONAL VALUES. OUR COMMITMENT.

    Teamwork. Excellence. Responsibility and Accountability. Respect. Integrity.
                                                                   Client-Focus.

                                                             Continued on Page 2

2                                                         2003 annual highlights

a message to our SHAREHOLDERS

                            2003 FINANCIAL HIGHLIGHTS

     It is a pleasure to report the 2003 financial results of your company. While the interest rate environment remained at historical lows, the earning assets, loans and investments, continued to reprice. We did have some success in reducing our costs of deposits and borrowings during the year, but that repricing was to a lesser degree than the earning asset repricing. Thus the interest rate spread, the difference between the yield on earning assets and the cost of funds, decreased over the year. The nearly 16.5% increase in net loans significantly offset the effects of the adverse change in interest rate spread. Interest expense dropped over 10.5% as certificates of deposit and borrowings matured and rolled over at lower rates. The result was a 2.3% increase in our interest margin. The provision for loan losses was increased to keep up with the growing loan portfolio. The allowance for loan loss as a percentage of total loans decreased to 1.16% due to our evaluation of loan quality and the increase in loans outstanding. Other income was lower due in large part to a regulatory required change in the credit insurance process related to residential real estate loans. Net realized gains on securities were up by $1.9 million due to the opportunity to harvest gains in equity securities that we believed were fully valued. We may continue realizing gains in 2004, if bank equity prices rise due to merger and consolidation speculation. Other expenses increased by about $1.3 million due to the hiring of additional staff to support growth and growth initiatives; a $232 thousand increase in pension expense; and increased costs for employee health insurance. Even though income before tax increased by 6.3%, our income tax provision decreased 3.3% because of our substantial portfolio of tax-free municipal bonds. Net income per share on a diluted basis increased to $2.00 or about 8.7%. Dividends increased to 85 cents per share, up 9.9%. A 3 for 2 stock split in April, plus the increased dividends helped boost the market value of our stock by almost 32% for the year.

     Total assets ended the year at $1.066 billion, an increase of 4.7%. Net loans increased by 16.5%, while our available-for-sale securities decreased about 5.7%. Deposits and repo sweeps increased a modest 3.1% as compared to the double-digit increases the previous two years. We believe that the improvement in the equity markets slowed deposit growth because some of our clients began directing their funds to mutual funds and stocks instead of their money market account or CDs. During the year a local school district reduced their deposits with us by $14 million to finance planned construction costs. Without that withdrawal, deposits would have grown by 5.2%. Annually, the FDIC gathers and reports deposit information on all banks as of June 30th. The 2003 results showed C&N growing its market share in Bradford County to nearly 42%, in Tioga County to nearly 47.5% and in Sullivan County to 65.3%. C&N is the market leader in those three counties by wide margins. In Lycoming County our market share percentage is still in single-digits, but our strategy is to be in double digits in less than 3 years.

     Trust Assets Under Management increased by 15.5% to $329.5 million buoyed by positive results in the equity markets and by increases in the number of new relationships. The new daily valuation employee retirement program that came online during 2003 is proving very attractive to local employers. Our Trust and Financial Management Group is the largest locally based department in our region.

     Shareholder equity before net unrealized gains or losses increased to $113.3 million, nearly 9.3%. There was little change in the net unrealized gains from the end of 2002 to the end of 2003, because interest rates have remained about the same. From a safety and soundness perspective, shareholder equity excluding net unrealized gains and losses to average assets was up slightly to 10.73%. Our risk-based-capital ratio also increased slightly to 20.61%. Both ratios are substantially above the "well-capitalized" thresholds of 5% and 10% set by banking regulators.

                                    PRODUCTS

     We have made several enhancements and changes to many of our products and services during the year, but two stand out as most significant. First, our credit card program was enhanced this past year with a new "cash-back" program. Under the program our credit card customers earn cash-back rewards on purchases. The program is welcomed by our clients and has made our card competitive with the national market. The Daily Valuation 401(k)/403(b) retirement plan program has positioned us for significant growth in that area

                                   TEAMWORK.

                                     We all work together to achieve our vision.

                                                             Continued on Page 3

2003 annual highlights                                                         3


a message to our SHAREHOLDERS


from Page 2

of our Trust and Financial Management business. At the end of 2003, we signed on a new employer with over 850 participants, which grew by over 90 more participants as we delivered on our promise to provide the employees with the education they need to save and plan for their retirements.

                                    PROJECTS

During the year, we completed two major building projects. The exterior of our Elkland office received a major facelift, and we built a 5,000 square foot addition to our Sayre Office. In August, as part of our initiative to expand our Lycoming County presence, we purchased the former M&T Operations Center, which is located in center city Williamsport on Market Street. Remodeling of the two-story 41,000 square foot building began in September. The remodeling is progressing in two phases: first, remodeling and construction of second floor offices to house Trust and Financial Management and Commercial Lending personnel; and second, the remodeling and construction of a full service banking office on the first floor. In total, both phases should occupy less than 20,000 square feet, leaving room for future expansion or leasing.

     The selection of new banking software has been under way for several months. We believe that we are down to the finalists and are asking them to address some issues that must be in place before we make the final selection. Our existing system is home grown and tailored to our needs with complete integration of the processes. We are finding that the new software is not quite as integrated and will need some modification. The new software does have many cutting edge features that will position us to better serve both our employees and our clients. We are endeavoring to make the conversion to new software as seamless and transparent to our clients as possible. We will accomplish that goal.

                                   OUR PEOPLE

     All of our successes are a direct result of the exceptional contributions of the people of C&N. Without them and their commitment and loyalty to C&N, we could not talk of Continuous Improvement nor could we confidently make plans to enter a new market where the competition is strong, and opportunity abounds for a financial institution with people who will deliver on the C&N promise of exceptional client service.

     During the year, four long time employees retired. In May, Bonnie Bennett of Dushore retired after 29 1/2 years. Bonnie was a fixture in Dushore and will be missed. In December, we celebrated the retirements of Connie Depp after 29 years, Mary Rose Sacks after 27 years and Robert "Bob" Bolt after 38 years. Connie Depp served us well as a Computer Operator. Mary Rose Sacks retired as the Branch Manager of our Knoxville Office and Bob Bolt ended his career as our Facilities Manager and Purchasing Officer. We extend our thanks for the great service these four people rendered to C&N. We wish them many happy and fulfilling years of retirement. They deserve every minute of it.

                                       YOU

     If you are a shareholder of Citizens & Northern, we hope that you are also a client and user of our products and services. We succeed only if our clients succeed in achieving their financial goals. We ask that you join in the success by exploring the wealth of services and benefits we can deliver to you and your family. We are proactively seeking your business and the business of all the people in our market. At Citizens & Northern, it's all about Continuous Improvement and the focus on serving our four constituencies: shareholders, clients, communities and employees.

                                  EXCELLENCE.

                      Excellence is striving to be the best at everything we do.

4                                                         2003 annual highlights

five-year PERFORMANCE

NET INCOME (in millions)

       [BARCHART]

1999            $   11.5
2000            $    8.5
2001            $   12.1
2002            $   15.0
2003            $   16.3

TOTAL ASSETS (in millions)

       [BARCHART]

1999            $    706
2000            $    719
2001            $    867
2002            $  1,019
2003            $  1,067

TOTAL STOCKHOLDERS' EQUITY (in millions)

        [BARCHART]

1999            $    76.6
2000            $    89.0
2001            $   100.2
2002            $   115.8
2003            $   125.3

DEPOSITS (in millions)

      [BARCHART]

1999            $   500
2000            $   529
2001            $   576
2002            $   640
2003            $   658

                       RESPONSIBILITY AND ACCOUNTABILITY.

      Each of us takes ownership of the opportunities and challenges we identify and encounter daily.

2003 annual highlights                                                         5

five-year PERFORMANCE

NET LOANS (in millions)

        [BARCHART]

1999            $   306
2000            $   323
2001            $   374
2002            $   445
2003            $   519

CASH DIVIDENDS DECLARED

        [BARCHART]

1999            $   0.60
2000            $   0.65
2001            $   0.71
2002            $   0.77
2003            $   0.85

*Cash dividends per share for 1999-2002 adjusted for the effects of a 3-for-2 stock split issued in April 2003. In addition to cash dividends, a 1% stock dividend has been declared for each year.

a look at the year just PASSED

[PHOTOS]

                                    RESPECT.

            We trust the capabilities, character and judgment of our colleagues.

6                                                         2003 annual highlights

quarterly share DATA


Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. Information regarding sales prices of the Corporation's stock is available through the OTC Bulletin Board (www.otcbb.com). The Corporation's stock is not listed or traded on NASDAQ or a national securities exchange. The Corporation's stock symbol is CZNC.OB.

The following table sets forth the approximate high and low sales prices of the common stock during 2003 and 2002:

                        2003                                                       2004
-----------------------------------------------------         -------------------------------------------------
                                           Dividend                                                  Dividend
                                           Declared                                                  Declared
                  High         Low        per Quarter                         High        Low       per Quarter
                  ----         ---        -----------                         ----        ---       -----------
1st Quarter      $21.63      $ 20.37      $    0.21           1st Quarter    $19.00      $16.33     $  0.1867

2nd Quarter       26.95        21.00           0.21           2nd Quarter     20.00       18.43        0.1867

3rd Quarter       26.95        25.80           0.21           3rd Quarter     21.67       19.53        0.2000

4th Quarter       27.00        25.80           0.22           4th Quarter     22.00       20.10        0.2000
-----------------------------------------------------         -------------------------------------------------
                                     plus 1% stock                                             plus 1% stock
                                          dividend                                                  dividend
-----------------------------------------------------         -------------------------------------------------

common stock and per share DATA

                                                           2003         2002         2001         2000           1999
                                                           ----         ----         ----         ----           ----
Net income per share - basic ........................   $     2.01   $     1.85   $     1.49    $     1.04    $     1.41
Net income per share - diluted ......................   $     2.00   $     1.84   $     1.49    $     1.04    $     1.41
Cash dividends declared per share ...................   $     0.84   $     0.76   $     0.69    $     0.63    $     0.57
Cash dividends declared per share -
   historical basis .................................   $     0.85   $     1.16   $     1.06    $     0.98    $     0.90
Stock dividend ......................................            1%           1%           1%            1%            1%
Stockholders' equity per share (a) ..................   $    15.48   $    14.32   $    12.38    $    10.95    $     9.43
Stockholders' equity per share, excluding
   accumulated other comprehensive income
   (loss) (a) .......................................   $    14.00   $    12.82   $    11.73    $    10.94    $    10.52

Weighted average shares outstanding  - basic ........    8,089,753    8,089,266    8,103,679     8,125,296     8,124,734
Weighted average shares outstanding -
   diluted ..........................................    8,138,468   $8,111,154    8,105,935     8,127,044     8,133,012
Number of shares outstanding at year end ............    8,014,625    5,285,606    5,234,800     5,207,244     5,153,729
Number of shares authorized .........................   10,000,000   10,000,000   10,000,000    10,000,000    10,000,000

(a) For purposes of this computation, the number of outstanding shares has been increased for the effects of a 3 for-2 stock split issued in April 2003, and for 1% stock dividends issued in January following each year-end.

2003 annual highlights                                                         7

known MARKET MAKERS

Known Market Makers who handle Citizens & Northern Corporation stock transactions are listed below:

BOENNING & SCATTERGOOD, INC.
     4 Tower Bridge, Suite 300, 200 Barr Harbor Drive,
     West Conshohocken, PA 19428

EE POWELL & COMPANY, INC.
     1100 Gulf Tower, Pittsburgh, PA 15219

FERRIS, BAKER, WATTS, INC.
     250 West Pratt Street, Baltimore, MD 21201

HILL THOMPSON MAGID & CO., INC.
     15 Exchange Place, Eighth Floor, Jersey City, NJ 07302

JANNEY MONTGOMERY SCOTT, LLC
     1801 Market Street, Philadelphia, PA 19103

KNIGHT EQUITY MARKETS, LP
     525 Washington Blvd., 29th Floor, Jersey City, NJ 07310

MONROE SECURITIES, INC.
     343 West Erie, Suite 410, Chicago, IL 60610

PERSHING TRADING COMPANY, LP
     1 Pershing Plaza, Jersey City, NJ 07399

RBC DAIN RAUSCHER
     1211 Avenue of the Americas, New York, NY 10036

RYAN BECK & CO.
     220 South Orange Avenue, Livingston, NJ 07039

SANDLER, O'NEILL & PARTNERS, LP
     919 Third Avenue, Sixth Floor, New York, NY 10022

SCHWAB CAPITAL MARKETS, LP
     111 Pavonia Avenue, Jersey City, NJ 07310

independent AUDITORS

     PARENTE RANDOLPH, PC
         400 Market Street, Williamsport, PA 17701

investor INFORMATION

     The Annual Meeting of Shareholders will be held in the Arcadia Theater, Wellsboro, PA at 2:00 p.m. Tuesday, April 20th, 2004.

     General shareholder inquiries should be sent to:
     CITIZENS & NORTHERN CORPORATION
         90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901

     STOCK TRANSFER AGENT
         American Stock Transfer & Trust Co., 59 Maiden Lane, Plaza Level, New York, NY 10038 - (800) 278-4353

                                   INTEGRITY.

         We are honest and conduct ourselves with the highest ethical standards.

8                                                         2003 annual highlights

five-year SUMMARY OF OPERATIONS

                 (IN THOUSANDS)                           2003           2002           2001           2000           1999
                                                          ----           ----           ----           ----           ----
INCOME STATEMENT

Interest income                                        $   55,223     $   57,285     $   54,661     $   51,643     $   48,036
Interest expense                                           23,537         26,315         28,356         30,145         24,571
                                                       ----------     ----------     ----------     ----------     ----------
Interest margin                                            31,686         30,970         26,305         21,498         23,465
Provision for loan losses                                   1,100            940            600            676            760
                                                       ----------     ----------     ----------     ----------     ----------
Interest margin after provision for loan losses            30,586         30,030         25,705         20,822         22,705
Other income                                                6,595          6,624          6,120          5,002          6,823
Securities gains                                            4,799          2,888          1,920          1,377          3,043
Other expenses                                             22,114         20,849         18,671         16,906         17,732
                                                       ----------     ----------     ----------     ----------     ----------
Income before income tax provision                         19,866         18,693         15,074         10,295         14,839
Income tax provision                                        3,609          3,734          3,022          1,819          3,354
                                                       ----------     ----------     ----------     ----------     ----------
Net income                                             $   16,257     $   14,959     $   12,052     $    8,476     $   11,485
                                                       ==========     ==========     ==========     ==========     ==========
BALANCE SHEET AT YEAR END

Total securities (1)                                   $  484,825     $  513,597     $  437,398     $  343,596     $  356,287
Gross loans, excluding unearned discount                  524,897        451,145        379,228        328,305        310,892
Total assets                                            1,066,901      1,018,768        866,999        719,335        705,898
Total deposits                                            658,065        640,304        576,274        528,967        500,474
Stockholders' equity, excluding accumulated
   other comprehensive income (3)                         113,306        103,691         94,903         88,887         85,507
Total stockholders' equity                                125,343        115,837        100,187         88,969         76,623

AVERAGE BALANCE SHEET

Total securities, at amortized cost (1)                   474,406        470,764        412,654        371,360        349,133
Gross loans, excluding unearned discount                  485,150        410,670        346,353        318,382        301,584
Earning assets                                            959,556        881,434        759,007        689,743        650,717
Total assets                                            1,034,720        943,001        805,229        704,221        680,864
Total assets excluding unrealized
   gains/losses (3)                                     1,014,424        930,539        798,590        717,052        672,999
Total deposits                                            651,026        613,392        544,579        503,848        482,858
Stockholders' equity, excluding accumulated
   other comprehensive income (3)                         108,876         99,361         91,703         87,258         81,767
Stockholders' equity                                      122,271        107,595         96,021         78,792         87,143

2003 annual highlights                                                         9

five-year SUMMARY OF OPERATIONS

                    (IN THOUSANDS)                             2003       2002      2001      2000       1999
                                                               ----       ----      ----      ----       ----
Return on stockholders' equity,
   excluding accumulated other
   comprehensive income (2), (3) .......................       14.93%     15.06%    13.14%     9.71%     14.05%
Return on stockholders' equity (2) .....................       13.30%     13.90%    12.55%    10.76%     13.18%
Return on assets (2) ...................................        1.57%      1.59%     1.50%     1.20%      1.69%
Stockholders' equity to assets, excluding
   accumulated other comprehensive
   income (2), (3) .....................................       10.73%     10.68%    11.48%    12.17%     12.15%
Stockholders' equity to assets (2) .....................       11.82%     11.41%    11.92%    11.19%     12.80%
Stockholders' equity to loans (2) ......................       25.20%     26.20%    27.72%    24.75%     28.90%
Net income to:
   Total interest income ...............................       29.44%     26.11%    22.05%    16.41%     23.91%
   Interest margin .....................................       51.31%     48.30%    45.82%    39.43%     48.95%
Dividends as a % of net income .........................       41.96%     41.17%    46.08%    60.19%     40.39%

(1) Includes available-for-sale and held-to-maturity securities, and interest-bearing cash and due from banks.

(2) Financial ratios calculated based on average balance sheet data.

(3) Generally accepted accounting principles ("GAAP") require that available-for-sale securities be reported at fair value, with unrealized gains and losses excluded from earnings and reported separately through stockholders' equity, net of tax. Management believes there is an inherent mismatch between the income statement and balance sheet related to unrealized gains/losses that may create a material inconsistency in earnings-based ratios. Further, the amount of unrealized gains/losses may vary widely from period-to-period, depending on the financial markets as a whole and interest rate movements. Therefore, management has provided these "non-GAAP" amounts and ratios because we believe they provide meaningful information for evaluating the Corporation's financial position and results of operations.

stockholder INQUIRIES

A copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at P.O. Box 58, Wellsboro, PA 16901. The information is also available through C&N's website at WWW.CNBANKPA.COM and at the website of the Securities and Exchange Commission at WWW.SEC.GOV.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

contact US

Our service departments may be contacted directly:
FUNDS MANAGEMENT
90-92 Main Street, Wellsboro, PA 16901
1-800-577-9397

ACCOUNT SERVICES
90-92 Main Street, Wellsboro, PA 16901
1-800-726-2265

C&N FINANCIAL SERVICES CORPORATION
64 Main Street, Wellsboro, PA 16901
1-866-ASK-CNFS - WWW.CNFINANCIALSERVICES.COM

BANKCARD SERVICES
RR#7, Wellsboro, PA 16901 - 1-800-676-6639

INTERNET BANKING
90-92 Main Street, Wellsboro, PA 16901
570-724-0266 - WWW.CNBANKPA.COM

TRUST & FINANCIAL MANAGEMENT GROUP
90-92 Main Street, Wellsboro, PA 16901
1-800-487-8784
503 North Elmira Street, Sayre, PA 18840
1-888-760-8192
428 Main Street, Towanda, PA 18848
1-888-987-8784
130 Court Street, Williamsport, PA 17701
1-866-732-7213

10                                                        2003 annual highlights

quarterly FINANCIAL DATA

The following table presents summarized quarterly financial data for 2003 and 2002. (unaudited)

                                                                        2003 QUARTER ENDED
     (IN THOUSANDS, EXCEPT PER SHARE DATA)             MARCH 31,      JUNE 30,     SEPT. 30,      DEC. 31,
                                                       ---------      --------     ---------      --------
Interest income                                        $  13,930     $  13,943     $  13,553     $  13,797
Interest expense                                           6,243         6,089         5,655         5,550
                                                       ---------     ---------     ---------     ---------
Interest margin                                            7,687         7,854         7,898         8,247
Provision for loan losses                                    350           250           250           250
                                                       ---------     ---------     ---------     ---------
Interest margin after provision for loan losses            7,337         7,604         7,648         7,997
Other income                                               1,540         1,628         1,705         1,722
Securities gains                                           1,721           908           660         1,510
Other expenses                                             5,532         5,356         5,336         5,890
                                                       ---------     ---------     ---------     ---------

Income before income tax provision                         5,066         4,784         4,677         5,339
Income tax provision                                         994           864           759           992
                                                       ---------     ---------     ---------     ---------

Net income                                             $   4,072     $   3,920     $   3,918     $   4,347
                                                       ---------     ---------     ---------     ---------

Net income per share - basic                           $    0.50     $    0.48     $    0.48     $    0.54
                                                       ---------     ---------     ---------     ---------
Net income per share - diluted                         $    0.50     $    0.48     $    0.48     $    0.53
                                                       ---------     ---------     ---------     ---------

                                                                        2002 QUARTER ENDED
     (IN THOUSANDS, EXCEPT PER SHARE DATA)             MARCH 31,      JUNE 30,     SEPT. 30,      DEC. 31,
                                                       ---------      --------     ---------      --------
Interest income                                        $  13,642     $  14,523     $  14,675     $  14,445
Interest expense                                           6,316         6,745         6,675         6,579
                                                       ---------     ---------     ---------     ---------
Interest margin                                            7,326         7,778         8,000         7,866
Provision for loan losses                                    180           180           280           300
                                                       ---------     ---------     ---------     ---------
Interest margin after provision for loan losses           7 ,146         7,598         7,720         7,566
Other income                                               1,687         1,681         1,642         1,614
Securities gains                                           1,226           781           489           392
Other expenses                                             5,106         5,248         5,310         5,185
                                                       ---------     ---------     ---------     ---------

Income before income tax provision                         4,953         4,812         4,541         4,387
Income tax provision                                       1,115           992           831           796

                                                       ---------     ---------     ---------     ---------

Net income                                             $   3,838     $   3,820     $   3,710     $   3,591

                                                       ---------     ---------     ---------     ---------

Net income per share - basic                           $    0.47     $    0.47     $    0.46     $    0.44

                                                       ---------     ---------     ---------     ---------

Net income per share - diluted                         $    0.47     $    0.47     $    0.46     $    0.44

                                                       ---------     ---------     ---------     ---------

2003 annual highlights                                                        11

trust and financial management GROUP

 (IN THOUSANDS)                      2003             2002             2001             2000             1999
                                     ----             ----             ----             ----             ----
Assets                            $ 329,493        $ 285,221        $ 303,868        $ 327,063        $ 320,385
Revenue                           $   1,733        $   1,755        $   1,576        $   1,613        $   1,456

The composition of trust assets under management and accounts as of December 31, 2003 and 2002 are shown in the following table:

(IN THOUSANDS)

INVESTMENTS

        (IN THOUSANDS)                      2003          2002
Stocks                                  $  109,145     $   83,620
Bonds                                       99,307        100,053
Mutual funds                                93,804         77,573
Savings and Money Market funds              24,893         21,394
Miscellaneous                                1,217            616
Real Estate                                    901          1,457
Mortgages                                      226            508
                                        ----------     ----------
Total                                   $  329,493     $  285,221
                                        ----------     ----------

ACCOUNTS

                                           2003           2002
Pension/profit sharing                  $  130,986     $  103,986
Investment management                       98,652         85,120
Trusts                                      82,890         79,753
Custody                                      8,583         12,919
Guardianships                                  903          1,310
Estates                                      7,479          2,133
                                        ----------     ----------
Total                                   $  329,493     $  285,221
                                        ----------     ----------

[C&N LOGO]

[CITIZENS & NORTHERN BANK LOGO]

                                     CLIENT FOCUS.

                      We understand the needs, values and aspirations of our customers, create quality products to address those needs; and provide professional, consistent and prompt service and advice.

12                                                        2003 annual highlights

citizens &northern corporation OFFICERS

CRAIG G. LITCHFIELD, Chairman of the Board, President and Chief Executive
         Officer
MARK A. HUGHES, Treasurer
KATHLEEN M. OSGOOD, Corporate Secretary

advisory board MEMBERS


                                ATHENS AND SAYRE

Virginia L. Reap                                        Susan E. Hartley
Brenda L. Taylor                                        George D. Howell
Warren J. Croft                                         Wayne E. Lowery
Max P. Gannon, Jr.                                      David Rosenbloom
R. Bruce Haner                                          Mary Theresa Sullivan

                                    DUSHORE

Helen W. Ferris                                         Dennis K. McCarty
Ronald A. Gutosky                                       Kerry A. Meehan
Leo F. Lambert                                          Julie Gavitt Shaffer

                                EAST SMITHFIELD

Peggy A. Brown                                          Thomas G. Furman
Roy L. Beardslee                                        Liston D. Pepper

                                    ELKLAND

Roberta C. Heck                                         John C. Kenyon
Mary C. Heitzenrater                                    Edward L. Learn
Mark R. Howe

                                   KNOXVILLE

Brett W. Kennedy                                        Karl W. Kroeck
Gerald L. Bliss                                         William W. Roosa
L. Grant Gehman

                                    LAPORTE

Linda M. Etzel                                          William B. Saxe
David L. Baumunk                                        Leonard Simpson
Robin A. Fiester

                                    LIBERTY

Ann L. Yuscavage                                        Lawrence F. Mase
Lyle R. Brion                                           Ray E. Wheeland
Gary L. Dinnison

                                   MANSFIELD

Robin K. Carleton                                       Clifford Cross, Jr.
Gary Ray Butters                                        David Kurzejewski
                                                        John F. Wise, Jr.

                                     MUNCY

Dawn Myers                                              Roger D. Jarrett
Kenneth F. Fry                                          Daniel Mathers
Thomas D. Hess                                          Ann M. Tyler

                                    RALSTON

Courtney Baker                                          William W. Brooks, III
George E. Bittner                                       Richard T. Demitras

                                     TIOGA

Lois C. Wood                                            Leisa L. LaVancher
C. Frederick LaVancher                                  Donald E. Treat

                             TOWANDA AND MONROETON

Valerie W. Kinney                                       Jeffrey A. Smith
James A. Brown                                          James E. Towner
W. John Greenland                                       Deborah J. Weisbrod

                                      TROY

Mark C. Griffis                                         J. Robert Garrison
Dennis F. Beardslee                                     Gregory W. Powers
Roy W. Cummings, Jr.                                    Evan S. Williams, Jr.

                                   WELLSBORO

Richard L. Wilkinson                                    Craig Eccher
Donald R. Abplanalp                                     Jan E. Fisher
J. Robert Bower                                         Edward H. Owlett, III
Robert F. Cox, Jr.                                      F. David Pennypacker
R. Robert DeCamp

                                     WYSOX

Debra S. Kithcart                                       Gary Hennip
Lucille P. Donovan                                      Mark W. Smith
Robert L. Fulmer                                        Walter E. Warburton, Jr.

2003 annual highlights                                                        13

citizens & northern bank OFFICERS

                                   OPERATIONS

CRAIG G. LITCHFIELD - Chairman, President and Chief Executive Officer
DAWN A. BESSE - Executive Vice President, Sales, Service and Employee
                Development Coordinator
MARK A. HUGHES - Executive Vice President and Chief Financial Officer
MATTHEW P. PROSSEDA - Executive Vice President and Commercial Loan Coordinator THOMAS L. BRIGGS - Vice President - Facilities Management
MARISA A. FLYNN - Vice President and Loan Administration Manager
HAROLD F. HOOSE, III - Vice President
MICHELLE M. KARAS - Vice President and Marketing Coordinator
SCOTT A. KECK - Vice President and Bank Operations Coordinator and Chief Privacy
                 Officer
DANIEL MANETTA - Vice President, Corporate Education Director
KATHLEEN M. OSGOOD - Corporate Secretary
THOMAS L. RUDY, JR. - Vice President and Director of Branch Delivery
KEVIN WEINHOFFER - Vice President
KLAS G. ANDERSON - Assistant Vice President
ROBERT W. BENJAMIN - Assistant Vice President and Manager of Appraisal Services CARL M. CHAMBERS - Assistant Vice President
JOAN L. GRENELL - Assistant Vice President
KAREN L. KECK - Assistant Vice President, Account Services
JEFFREY B. OSGOOD, SPHR - Human Resource Director
CHRISTOPHER RELL - Assistant Vice President, Certified General Appraiser
JOSEPH A. SNELL - Controller
NANCY L. TUBBS - Assistant Vice President and IRA Administrator
SANDRA G. ANDREWS - Assistant Cashier
ROSALIE L. BORDAS - Assistant Cashier, Account Services
TERESA L. MITCHELL - Assistant Cashier and Funds Management Officer
SANDRA A. PARULAS - Training Officer
LINDA M. PROUGH-SHUEY - Assistant Cashier
JOAN E. ROHE - Assistant Cashier and Staff Accountant

                       TRUST & FINANCIAL MANAGEMENT GROUP

DEBORAH E. SCOTT, CFP
Executive Vice President and
Senior Trust Officer

MARK HUFFMAN
Vice President and Trust Officer

LINDA L. KRINER
Vice President and Trust Officer

RENEE D. LAYCHUR, CFP
Vice President and Trust Officer

RHONDA J. LITCHFIELD
Vice President and Trust
Investment Officer

LARRY D. ALDERSON, CFP
Assistant Vice President and
Trust Officer

MICHAEL G. CHARLES
Assistant Vice President and
Tax Officer

TODD COOLIDGE
New Business Development Officer

KEITH T. SAFFORD
Employee Benefit Officer

MARY J. WOOD
Trust Officer

LORI BROWN
Assistant Trust Officer

JAMES D. BUTTERS
Assistant Trust Officer

14                                                        2003 annual highlights

citizens & northern bank OFFICERS

                         MANAGEMENT INFORMATION SYSTEMS

RICK J. CISCO
Vice President and Senior Systems Analyst

JAMES H. SHELMIRE
Vice President and Senior Systems Analyst

PETER J. BOERGERMANN
Assistant Vice President, Senior Network Engineer

CHARLENE CLARK
Assistant Cashier and Operations Manager

                          C&N FINANCIAL SERVICES CORP.

INSURANCE
THOMAS L. RUDY, JR.
President

BROKER/DEALER DIVISION
PHILIP A. PROUGH
Vice President, Broker/Dealer Division

                              AUDIT AND COMPLIANCE
RUSSELL H. BAUMAN
Vice President and Auditor

SHAWN M. SCHRECK
Vice President, Compliance and Security Officer

GLENDA R. MARZO
Assistant Vice President and Assistant Auditor

                                INTERNET BANKING

SHELLEY L. D'HAENE
Internet Banking Coordinator

                               BANKCARD SERVICES

KEITH C. CAVANAUGH
Assistant Vice President, BankCard Sales Manager

EILEEN K. RANCK
Assistant Vice President, BankCard Manager

WILLIAM O. COOK
Assistant BankCard Manager, Sales

                                  C&N OFFICES

ATHENS: 428 South Main Street, Athens, PA 18810
570-888-2291
VIRGINIA L. REAP, Assistant Vice President, Branch Manager
KATHY L. GRIFFIS, Assistant Cashier

DUSHORE: 111 Main Street, Dushore, PA 18614
570-928-8124
HELEN W. FERRIS, Vice President, Branch Manager
RAECHELLE N. CURRY, Assistant Cashier
BRENDA B. WHITELEY, Assistant Cashier

EAST SMITHFIELD: Main Street, East Smithfield,
PA 18817 - 570-596-3131
PEGGY A. BROWN, Assistant Vice President,
Branch Manager
ELAINE F. JOHNSTON, Assistant Vice President
DIANE B. ELVIDGE, Assistant Cashier
SANDRA J. MCNEAL, Assistant Cashier

ELKLAND:104 Main Street, Elkland, PA 16920
814-258-5111
ROBERTA C. HECK, Assistant Vice President, Branch Manager
LYNETTE BURROUS, Assistant Cashier

KNOXVILLE:102 East Main Street, Knoxville, PA
16928 - 814-326-4151
BRETT KENNEDY, Assistant Cashier, Branch Manager
LEONARD MITCHELL, III, Assistant Cashier

LAPORTE:Main Street, Laporte, PA 18626
570-946-4011
LINDA M. ETZEL, Assistant Vice President, Branch Manager
MARGARET J. BLACK, Assistant Cashier

LIBERTY:Main Street, Liberty, PA 16930
570-324-2331
ANN L. YUSCAVAGE, Vice President, Branch Manager
JOAN M. BLACKWELL, Assistant Cashier

2003 annual highlights                                                        15

citizens & northern bank OFFICERS

                                  C&N OFFICES

MANSFIELD: 1085 South Main Street, Mansfield, PA
16933 - 570-662-1111
ROBIN K. CARLETON, Vice President, Branch Manager
DIANE K. WILSON, Assistant Cashier

MONROETON:Route 220, Monroeton, PA 18832
570-265-2157
VALERIE KINNEY, Assistant Vice President, Branch Manager

MUNCY:3461 Route 405 Highway, Muncy, PA17756
570-546-6666
DAWN L. MYERS, Assistant Vice President, Branch Manager
LARRY N. PICK, Assistant Vice President, Mortgage Specialist
LINDA L. GORDNER, Assistant Cashier

RALSTON:Thompson Street, Ralston, PA 17763
570-995-5421
COURTNEY BAKER, Assistant Cashier, Branch Manager

SAYRE:503 North Elmira Street, Sayre, PA
18840 - 570-888-2220
TERRY R. DEPEW, Vice President
BRENDA L. TAYLOR, Assistant Vice President, Branch Manager
STACEY A. SICKLER, Assistant Vice President, Mortgage Specialist
MARCELLA J. CHAYKOSKY, Assistant Cashier
MARK W. ELSBREE, Assistant Cashier

TIOGA:41 Main Street, Tioga, PA 16946
570-835-5236
LOIS C. WOOD, Assistant Vice President, Branch Manager
DEBORAH K. BECK, Assistant Cashier

TOWANDA:428 Main Street, Towanda, PA 18848
570-265-6171
JAMES E. PARKS, Vice President
VALERIE W. KINNEY, Assistant Vice President, Branch Manager
CHAD R. SMITH, Assistant Cashier

TROY:Courthouse Square, Troy, PA 16947
570-297-2159
MARK C. GRIFFIS, Vice President
ROSALIE H. HALL, Assistant Cashier,
Branch Operations Manager
DAVID S. SCHUCKER, Assistant Vice President
WILLIAM C. HOLMES, Assistant Vice President

WELLSBORO:90-92 Main Street, Wellsboro, PA
16901 - 570-724-3411
RICHARD L. WILKINSON, Vice President
CLAUDIA BROWN, Operations Manager
KIM L. MILLER, Vice President, Senior Loan Officer
GEORGE M. GREELEY, Assistant Cashier
ALISON BROUGHTON, Assistant Cashier

WILLIAMSPORT:130 Court Street, Williamsport, PA
17701 - 570-320-0100

WYSOX:Route 6, Wysox, PA 18854
570-265-9148
DEBRA S. KITHCART, Assistant Vice President, Branch Manager
JEFFERY E. AEPPLI, Assistant Vice President

16                                                        2003 annual highlights

citizens & northern bank BOARD OF DIRECTORS.

[PHOTO OF BOARD OF DIRECTORS]

OUR 2004 BOARD OF DIRECTORS, LEFT TO RIGHT: EDWARD H. OWLETT, III, JAN E. FISHER, R. ROBERT DECAMP, KARL W. KROECK, LEONARD SIMPSON, ANN M. TYLER, EDWARD
L. LEARN, CRAIG G. LITCHFIELD, R. BRUCE HANER, JAMES E. TOWNER, SUSAN E. HARTLEY, LEO F. LAMBERT, DENNIS F. BEARDSLEE.

                               BOARD OF DIRECTORS

DENNIS F. BEARDSLEE
Owner, Terrace Lanes Bowling Center

R. ROBERT DECAMP
President, Patterson Lumber Co., Inc.

JAN E. FISHER
Executive Director for Healthcare
Services, Laurel Health System

R. BRUCE HANER
Auto Buyer for New Car Dealers

                               DIRECTORS EMERITI

J. ROBERT BOWER
Pharmacist

SUSAN E. HARTLEY
Attorney at Law

KARL W. KROECK
Farmer

LEO F. LAMBERT
President and General Manager,
Fitzpatrick & Lambert, Inc.

EDWARD L. LEARN
Former owner, Learn Hardware and Building Supply

CRAIG G. LITCHFIELD
Chairman of the Board, President
and Chief Executive Officer

F. DAVID PENNYPACKER
Retired, formerly Certified Public
Accountant in CPA firm of
Pennypacker & Gooch, PC

LAWRENCE F. MASE
Retired, formerly President
of Mase's, Inc.

EDWARD H. OWLETT, III
President and CEO of Putnam
Company

LEONARD SIMPSON
Attorney at Law

JAMES E. TOWNER
Publisher of The Daily and Sunday
Review

ANN M. TYLER
Certified Public Accountant,
Ann M. Tyler CPA, PC

DONALD E. TREAT
Retired, former owner of
Treat Hardware

                            OUR MISSION. OUR PURPOSE.

Our clients are our top priority.

We will be proactive in the identification and understanding of our clients' needs and goals, and in developing creative solutions to meet them.

We will provide world-class service to each client at every opportunity.

                     [CITIZEN & NORTHERN CORPORATION LOGO]

                            OUR VISION. OUR PROMISE.

The C&N professionals will be recognized by the communities and clients we serve as the foremost source of advice, counsel and solutions for their changing financial needs.

                     [CITIZEN & NORTHERN CORPORATION LOGO]